FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
February 4, 2011	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES EARNINGS FOR 2010

WASHINGTON TOWNSHIP, NJ, February 4, 2011 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announces its operating results for the quarter and year ended December 31, 2010.

Parke Bancorp reported net income available to common shareholders of $1.47 million, or $0.33 per diluted common share, for the December 31, 2010 quarter, compared to net income of $1.45 million or $0.33 per diluted common share reported for the quarter ended December 31, 2009, an increase of 1.0%. Net income available to common shareholders for the year was $6.4 million or $1.41 per diluted common share, compared to $5.2 million or $1.17 per diluted common share reported for the year ended December 31, 2009, an increase of 22.1%.The following is a recap of significant items that impacted the fourth quarter of 2010 compared to the same quarter last year: increased loan loss provision ($500,000), increased salary expense attributable to annual increases and the formation of our SBA joint venture ($461,000), and increased other real estate owned (“OREO”) expenses ($278,000).

At December 31, 2010, Parke Bancorp's total assets increased to $758.4 million from $654.2 million at December 31, 2009, an increase of $104.2 million or 15.9%. The increase was largely due to an effective deposit promotion and an opening of a new retail branch location in Galloway Township, NJ. Cash and due from banks increased to $57.6 million from $4.1 million at December 31, 2009, an increase of $53.5 million. Parke Bancorp will utilize the cash to pay off maturing brokered CDs and fund future loan growth.

Parke Bancorp's total loans increased to $626.7 million from $603.4 million at December 31, 2009, an increase of $23.3 million or 3.9%. The change reflects an increase in commercial loans of $11.0 million, residential mortgage loans of $9.6 million and consumer loans of $2.7 million.

At December 31, 2010, Parke Bancorp had $27.4 million in non-performing loans or 3.6% of total assets, an increase from $25.5 million at December 31, 2009. The three largest relationships in non-performing loans are a $6.1 million residential loan, a $3.2 million residential construction loan, and a $2.4 million residential construction loan. Loans past due 30 to 89 days were $15.8 million at December 31, 2010, an increase of $8.5 million from December 31, 2009.

At December 31, 2010, Parke Bancorp's allowance for loan losses increased to $14.8 million from $12.4 million at December 31, 2009, an increase of $2.4 million or 19.2%. The ratio of allowance for loan losses to total loans increased to 2.36% at December 31, 2010 from 2.06% at December 31, 2009. During the quarter Parke Bancorp charged-off $1.2 million in loans, primarily due to estimated collateral deficiencies on impaired loans.

Parke Bancorp's total investment securities decreased to $29.7 million from $31.9 million at December 31, 2009, a decrease of $2.2 million or 6.9%.

OREO at December 31, 2010 was $16.7 million, compared to none at December 31, 2009. The real estate owned consisted of 12 properties, the largest being a condominium development at $7.9 million. This property was sold in 2010 but does not qualify for a sales treatment under Generally Accepted Accounting Principles (GAAP).

At December 31, 2010, Parke Bancorp's total deposits increased to $604.7 million from $520.3 million at December 31, 2009, an increase of $84.4 million or 16.2%, consisting of increases in certificate of deposits of $44.2 million, money market accounts of $11.0 million, savings accounts of $25.1 million and checking accounts of $4.1 million resulting from successful promotions and the opening on our new branch in the 2nd quarter of 2010.

Parke Bancorp's total borrowings increased to $77.1 million from $67.8 million at December 31, 2009, an increase of $9.3 million or 13.7%.

Parke Bancorp's total equity increased to $70.7 million at December 31, 2010 from $62.0 million at December 31, 2009, an increase of $8.7 million or 14.1%.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“We are proud to report record earnings for 2010. Net Income increased over 20% for the year compared to 2009. Our bank’s assets and deposits grew 16% compared to 2009 and although the economy and the real estate market continue to be sluggish, our loan portfolio grew nearly 4%. We opened a new full service branch in Galloway

Township, NJ in April, which has already made a major contribution to our retail deposit growth. I am also happy to report that our new SBA Company, 44 Business Capital, generated substantial profits in its first full year of operation.

The banking regulatory environment continues to be very difficult with many new regulations and restrictions being passed, which has caused a substantial increase in costs for community banks. We continue to have many challenges in our loan portfolio, which we are working aggressively to resolve. During these difficult times we have increased our allowance for loan losses to 2.36% of our loan portfolio, maintaining a very conservative position. 2010 was a very difficult year for the economy and the banking industry, but thanks to the hard work of our staff and the quality of our customers we generated a return on equity for our shareholders in excess of 12%.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	December 31, 2010	December 31, 2009	% Change
	(in thousands)
Total Assets	$758,355	$654,198	15.9%
Cash and cash equivalents	57,628	4,154	1287.3%
Investment securities	29,729	31,929	-6.9%
Loans	626,739	603,401	3.9%
Deposits	604,722	520,313	16.2%
Borrowings	77,118	67,831	13.7%
Total equity	70,732	61,973	14.1%

Operating Ratios
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Return on average assets	0.91%	0.89%	1.05%	0.94%
Return on average common equity	10.65%	12.10%	12.19%	11.82%
Interest rate spread	4.66%	4.07%	4.46%	3.70%
Net Interest margin	4.71%	4.34%	4.60%	3.97%
Efficiency ratio	38.02%	30.86%	33.26%	33.88%

Asset Quality Data
	December 31, 2010	December 31, 2009
	(in thousands)
Allowance for loan losses	$14,789	$12,404
Allowance for loan losses to total loans	2.36%	2.06%
Non-accrual loans	$27,445	$25,452
OREO	$16,701	$—

Statements of Income Data
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(in thousands)

Interest and dividend income	$10,725	$10,287	$41,636	$40,395
Interest expense	2,779	3,299	11,350	15,734
Net interest income	7,946	6,988	30,286	24,661
Provision for loan losses	2,600	2,100	9,001	5,300
Net interest income after provision for loan losses	5,346	4,888	21,285	19,361
Non-interest income (loss)	800	291	2,757	(540)
Non-interest expense	3,347	2,305	11,650	8,757
Income before income taxes	2,799	2,874	12,392	10,064
Provision for income taxes	1,093	1,176	4,895	3,964
Net income attributable to Company and noncontrolling (minority) interests	1,706	1,698	7,497	6,100
Net (income) loss attributable to noncontrolling (minority) interests	10	—	(157)	—
Net income attributable to Company	1,716	1,698	7,340	6,100
Preferred stock dividend and discount	248	245	988	899
Net income available to common shareholders	1,468	1,453	6,352	5,201

Basic income per common share	0.33	0.33	1.43	1.17
Diluted income per common share	0.33	0.33	1.41	1.17

Weighted shares - basic	4,440,078	4,436,452	4,438,926	4,434,490
Weighted shares - diluted	4,512,398	4,453,435	4,497,217	4,434,490